EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

Michelle Clemente
(602) 286-1533

WESTERN REFINING ANNOUNCES DIVIDEND INCREASE
DECLARES $0.30 PER SHARE FOR FOURTH QUARTER 2014

EL PASO, Texas - October 14, 2014 - Western Refining, Inc. (NYSE:WNR) today announced its Board of Directors approved a $0.30 per share dividend for the fourth quarter of 2014, a 15% increase from the $0.26 per share dividend paid in the third quarter of 2014. The dividend will be paid on November 13, 2014, to shareholders of record at the close of market on October 29, 2014.

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The refining segment operates refineries in El Paso, and Gallup, New Mexico. The wholesale segment includes a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Georgia, Maryland, Nevada, New Mexico, Texas, and Virginia. The retail segment includes retail service stations and convenience stores in Arizona, Colorado, New Mexico, and Texas.

Western Refining, Inc. also owns the general partner and approximately 65% of the limited partnership interest of Western Refining Logistics, LP (NYSE:WNRL) and the general partner and approximately 39% of the limited partnership interest in Northern Tier Energy LP (NYSE:NTI).

More information about Western Refining is available at www.wnr.com.